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                                                                     EXHIBIT 8.2

July 15, 2003

Board of Directors
KNBT Bancorp, Inc.
Board of Trustees
Keystone Savings Bank
90 Highland Avenue
Bethlehem, Pennsylvania 18017

Ladies and Gentlemen:

You have requested our opinion regarding certain Pennsylvania corporation tax issues resulting from the conversion of Keystone Savings Bank from mutual to stock form and the merger of Nazareth National Bank with and into Keystone Savings Bank. In preparing this letter, we have relied upon the following facts.

FACTS

Keystone Savings Bank is a Pennsylvania-chartered mutual thrift institution, which is to change its charter to that of a Pennsylvania stock savings bank. Nazareth National Bank is a federally chartered commercial bank. Nazareth National Bank is wholly owned by First Colonial Group, Inc., which is a Pennsylvania-incorporated bank holding company, the stock of which is traded on the NASDAQ. KNBT Bancorp, Inc. is to be incorporated in the Commonwealth of Pennsylvania for the purposes of raising capital through a share offering to the public to enable it to acquire all of the stock of Keystone Savings Bank subsequent to Keystone Savings Bank's charter change.

Following these transactions, First Colonial Group, Inc. will merge with and into KNBT Bancorp, Inc. pursuant to Pennsylvania corporation law. In this merger, shareholders of First Colonial Group, Inc. will tender all of their shares in First Colonial Group, Inc. and receive shares of KNBT Bancorp, Inc., whereupon, they will own more than 50% of the outstanding shares of KNBT Bancorp, Inc. Simultaneously, pursuant to Pennsylvania banking law, Nazareth National Bank shall merge with and into Keystone Savings Bank, whereupon, Keystone Savings Bank shall change it's name to Keystone Nazareth Bank. Upon this simultaneous merger, the shares of Nazareth National Bank shall be cancelled.

The charter change of Keystone Savings Bank, the merger of First Colonial Group, Inc. with and into KNBT Bancorp, Inc. and the merger of Nazareth National Bank with and into Keystone Savings Bank will be regarded as "reorganizations" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, and each entity mentioned will be regarded as a "party" to the respective reorganization.

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Board of Directors
KNBT Bancorp, Inc.
Board of Trustees
Keystone Savings Bank
July 15, 2003
Page 2

Currently, Keystone Savings Bank is subject to and pays the Pennsylvania Mutual Thrift Institutions Tax, and Nazareth National Bank is subject to and pays the Pennsylvania Bank Shares Tax.

Both Keystone Savings Bank and Nazareth National Bank maintain their respective books and records in accordance with generally accepted accounting principles. Neither the charter change nor either of the mergers will result in the recognition of income to Keystone Savings Bank or Nazareth National Bank under generally accepted accounting principles.

CONCLUSIONS

We are of the opinion that:

1. Keystone Savings Bank should not be required to recognize any taxable gain or loss for purposes of the Pennsylvania Mutual Thrift Institutions Tax as a result of the change of its charter from mutual to stock savings bank, and it should continue to be liable to taxation under the Pennsylvania Mutual Thrift Institutions Tax regime.

2. Subsequent to the merger of Nazareth National Bank into Keystone Savings Bank, Keystone Savings Bank (Keystone Nazareth Bank, post-merger), the surviving entity should be liable to taxation under the Pennsylvania Mutual Thrift Institutions Tax regime. No taxable gain or loss for Pennsylvania Mutual Thrift Institutions Tax purposes should result as a consequence of the merger of Nazareth National Bank with and into Keystone Savings Bank. However, pre-merger income (or loss) of Nazareth National Bank for the tax year (calendar year 2003) up to and including the day of the merger should be included in determining the taxable income of Keystone Savings Bank for the year of the merger, notwithstanding Nazareth National Bank's pre-merger status as a bank subject to the Pennsylvania Bank Shares Tax.

ANALYSIS

1. KEYSTONE SAVINGS BANK CHARTER CHANGE

The Pennsylvania Mutual Thrift Institutions Tax is a tax imposed on taxable net income of a mutual thrift institution. 72 P.S. Section 8502 (2003). When a taxpayer keeps its books and records in accordance with generally accepted accounting principles, taxable net income for purposes of the tax is defined to mean "[n]et income ... determined in accordance with generally accepted accounting principles..." 72 P.S. Section 8502(c) (2003), emphasis added. The charter change of Keystone Savings Bank will not result in the recognition of income under generally accepted accounting principles. Accordingly, the charter change should not generate taxable income under the Pennsylvania Mutual Thrift Institutions Tax regime.

The Pennsylvania Mutual Thrift Institutions Tax is imposed upon several different types of thrift charters including "[e]very ... savings institution having capital stock..." 72 P.S. Section 8501 (2003). Therefore, notwithstanding the de-mutualization of Keystone Savings Bank, until it ceases to qualify as a "savings bank" under Pennsylvania banking law, or the Pennsylvania Mutual Thrift Institutions Tax is materially altered, Keystone Savings Bank should continue to be subject to this tax.

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Board of Directors
KNBT Bancorp, Inc.
Board of Trustees
Keystone Savings Bank
July 15, 2003
Page 3

2. MERGER OF NAZARETH NATIONAL BANK WITH AND INTO KEYSTONE SAVINGS BANK

As a federally chartered commercial bank, Nazareth National Bank is not subject to the Pennsylvania Mutual Thrift Institutions Tax. Rather, it is liable to taxation under the Pennsylvania Bank Shares Tax regime. 72 P.S. Section 7701
(2003). The Pennsylvania Bank Shares Tax is levied upon a bank's shares of capital stock subscribed to or issued as of the preceding January 1. 72 P.S.
Section 7701 (2003). This tax is not levied on income, but upon a six-year moving average of the value of the institution's shares. 72 P.S. Section 7701.1(a) (2003). Following the merger of Nazareth National Bank with and into Keystone Savings Bank, with the Keystone Savings Bank charter surviving, the separate existence of Nazareth as a commercial bank will cease, and it will no longer be subject to the Pennsylvania Bank Shares Tax.

Keystone Savings Bank will not recognize any income under generally accepted accounting principles as a consequence of its acquisition of the assets and liabilities of Nazareth National Bank in the merger. Referring again to the definition of taxable income under the Pennsylvania Mutual Thrift Institutions Tax (cited above), Keystone Savings Bank should not recognize any income liable to tax under this tax as a result of the merger transaction.

Notwithstanding the foregoing, in the case of a business combination, which is treated as a reorganization for purposes of Section 368 of the Internal Revenue Code of 1986, as amended, and accounted for under the purchase method of accounting, net income or loss for the tax year is determined as though the acquisition had been accounted for under the pooling of interests method. 72 P.S. Section 8502(c)(3) (2003). Under the pooling of interests method, it is assumed for accounting purposes that both parties to the combination were always combined. Accordingly, we believe that pre-merger net taxable income (or loss) of Nazareth National Bank for the tax year (calendar year 2003) up to and including the day of the merger is includable in determining the taxable income for the Pennsylvania Mutual Thrift Institutions Tax of Keystone Savings Bank for the year of the merger.

                                    * * * * *

The conclusions in this letter are based upon the facts set forth above. We have relied upon the accuracy of these facts and have not independently verified any of them. If the actual facts are otherwise, our conclusions might be different. Further, the conclusions are based upon the law, regulations and interpretations existing as of the date of this letter and no obligation is undertaken to update the conclusions should the law, regulations or interpretations subsequently change. Our conclusions are based upon our interpretations of the relevant authorities, they are not binding on any tax authority and we do not guarantee the Pennsylvania Department of Revenue or the courts will reach the same conclusions. Finally, our analysis is not intended as a discussion of the tax law beyond that which is essential to reach the conclusions set out herein with respect to the facts set out herein. Exceptions, alternatives and contrary rules may apply to alternative facts.

Our conclusions concern only the specific issues mentioned above regarding the specific application of the Pennsylvania Mutual Thrift Institutions Tax and the Pennsylvania Bank Shares Tax to Keystone Savings Bank and Nazareth Savings Bank. We have not considered the application of such taxes to any other persons or entities. Application of such taxes to other persons or entities is entirely dependent upon their specific factual circumstances. To determine whether such taxes are applicable, other persons should consult with their own tax advisors. This letter is intended for the use of Keystone Savings Bank and Nazareth Savings Bank and the shareholders and professional advisors of each. We express no opinion regarding the federal, local and foreign tax consequences of the facts and transactions discussed herein or regarding any state taxes other than the Pennsylvania Mutual Thrift Institutions Tax and the Pennsylvania Bank Shares Tax.

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Board of Directors
KNBT Bancorp, Inc.
Board of Trustees
Keystone Savings Bank
July 15, 2003
Page 4

We consent to the filing of this opinion as an exhibit to the registration statement filed with regard to the transactions described herein and the related application for conversion.

We appreciate being chosen to prepare this letter. If you have any questions or comments regarding the information contained herein, please contact Glenn James at (215) 656-3055.

Very truly yours,

/s/ Grant Thornton LLP
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Grant Thornton LLP
Philadelphia, Pennsylvania